EXHIBIT 99.1

SPAR Group Reports 2005 Financial Results

TARRYTOWN, N.Y., Mar 14, 2006 -- SPAR Group, Inc. (SGRP) today reported financial results for the year and fourth quarter ended December 31, 2005.

For the full 2005 year, the company recorded net income of $878,000, equal to $0.05 per share, versus a net loss of $12.3 million, or $0.65 per share, for 2004, including approximately $9.4 million of impairment and tax charges for 2004. Net revenues for 2005 amounted to $51.6 million, compared with $51.4 million for the prior year.

Operating income for the twelve months of 2005 increased to $1.1 million, versus an operating loss of $12.0 million in the corresponding period last year. Selling, general and administrative expenses for the year were reduced to $17.6 million from $20.2 million a year ago.

Net income for the final quarter of 2005 increased 50 percent to $733,000, equal to $0.04 per share, from $489,000, or $0.03 per share, a year ago. Net revenues for the 2005 fourth quarter were $13.2 million, compared with $16.0 million in the fourth quarter of 2004.

Operating income for the 2005 fourth quarter was $611,000, compared to $639,000 in the corresponding period last year. Selling, general and administrative expenses for the 2005 fourth quarter were reduced to $4.9 million from $5.7 million for the same period a year ago.

Robert G. Brown, SPAR Group’s chairman and chief executive officer, said results for 2005 reflected an increase in international operations as well as the continued impact of cost reduction programs put into place during the second half of 2004 to restructure the company’s domestic business. He said net revenues on a comparative basis were impacted by the loss of certain domestic clients, including a major customer that experienced a change in ownership in 2004, and the consolidation of a full year’s sales from the company’s Japan operation in the 2004 fourth quarter. Brown said that most of the international joint venture companies contributed positively to sales. Brown also said that the company will continue its investment in technology striving to maximize efficiency and achieve further cost reductions.

International revenues for the full 2005 year were $14.9 million compared with $8.2 million for 2004. The international division achieved net profits of $167,000 for 2005, compared with a net loss of $1.3 million for 2004, including approximately $712,000 of impairment and tax charges for 2004. For the fourth quarter of 2005, international revenues totaled $3.9 million versus $3.5 million on a comparative basis, excluding $1.8 million of Japanese revenue related to the first three quarters of 2004. The international division had a net loss of $322,000 for the 2005 fourth quarter versus a net income of $323,000 for the 2004 fourth quarter. Revenues in the U.S. for the full year and the fourth quarter of 2005 amounted to $36.7 million and $9.3 million, respectively, compared with $43.2 million and $10.7 million in the corresponding periods a year ago. The company’s domestic business registered a net profit for the full year of 2005 totaling $711,000 versus a net loss of $11.0 million for 2004, including approximately $8.7 million of impairment and tax charges in 2004. For the fourth quarter of 2005, the domestic business posted a sharply higher profit of $1.1 million versus $166,000 for the same period a year earlier.

“The year 2005 was characterized by continued progress in expanding our international operations, with joint ventures established in Lithuania, Romania and China,” Brown said.

“Domestically, we successfully implemented and executed strategies to reduce costs throughout the company. As 2006 unfolds, we look forward to increasing our domestic market share and entering new international markets.”

With joint venture partners in Japan, Turkey, South Africa, India, Romania, Lithuania and China, as well as operations in Canada and the United States, SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology and research services throughout the United States and internationally to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, electronic store, convenience store and grocery chains. For more information, visit the company’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, entering new international markets and enhancing the company’s domestic business. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group Inc.‘s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

SPAR Group, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net Revenues	$13,205	$15,952	$51,586	$51,370
Cost of revenues	7,525	9,170	31,939	33,644

Gross profit	5,680	6,782	19,647	17,726
Selling, general and
administrative expenses	4,850	5,748	17,561	20,222
Impairment charges	--	--	--	8,141
Depreciation and amortization	219	395	1,031	1,399

Operating income (loss)	611	639	1,055	(12,036)
Interest expense	89	91	191	220
Other (income) expense	(410)	13	(424)	(754)

Income (loss) before provision for
income taxes and minority
interests	932	535	1,288	(11,502)
Provision for income taxes	198	69	242	853

Income (loss) before minority
interest	734	466	1,046	(12,355)
Minority interest	1	(23)	168	(87)

Net income (loss)	$733	$489	$878	$(12,268)

Basic/diluted net income (loss)
per common share:
Net income (loss) - basic/diluted	$0.04	$0.03	$0.05	$(0.65)

Weighted average common shares --
basic	18,917	18,859	18,904	18,859

Weighted average common shares -
diluted	19,147	18,998	19,360	18,859

SPAR Group, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	December 31, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$1,914	$887
Accounts receivable, net	10,656	11,307
Prepaid expenses and other current assets	702	657

Total current assets	13,272	12,851
Property and equipment, net	1,131	1,536
Goodwill	798	798
Other assets	216	636

Total assets	$15,417	$15,821

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,597	$2,158
Accrued expenses and other current liabilities	2,639	2,391
Accrued expense due to affiliates	1,190	987
Restructuring charges	99	250
Customer Deposits	1,658	1,147
Lines of credit	2,969	4,956

Total current liabilities	10,152	11,889
Other long-term liabilities	10	12
Minority Interest	405	206

Total liabilities	10,567	12,107
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value:
Authorized shares-3,000,000
Issued and outstanding shares-none	--	--
Common stock, $.01 par value:
Authorized shares-47,000,000
Issued and outstanding shares-
18,916,847 - December 31, 2005
18,858,972 - December 31, 2004	189	189
Treasury Stock	(1)	(108)
Additional paid-in capital	11,059	11,011
Accumulated other comprehensive gain (loss)	17	(86)
Accumulated deficit	(6,414)	(7,292)

Total stockholders' equity	4,850	3,714

Total liabilities and stockholders' equity	$15,417	$15,821

Contacts:	SPAR Group, Inc.
Charles Cimitile (914) 332-4100 or PondelWilkinson Inc. Roger S. Pondel (310) 279-5980